Exhibit 23.4

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 26, 2025, which includes an explanatory paragraph relating to Cohen Circle Acquisition Corp. I’s ability to continue as a going concern, relating to the financial statements of Cohen Circle Acquisition Corp. I as of December 31, 2024 and 2023 and for the years then ended. We also consent to the reference to us under the caption “Experts”.

/s/ WithumSmith+Brown, PC

New York, New York

February 6, 2026